UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  September 23, 2010

BROADCAST INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Utah

0-13316

87-0395567

(State or other jurisdiction of

(Commission

(IRS Employer

incorporation or organization)

File No.)

Identification No.)

7050 Union Park Avenue, Suite 600, Salt Lake City, UT 84047

(Address of principal executive offices, including zip code)

(801) 562-2252

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BROADCAST INTERNATIONAL, INC.

FORM 8-K

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking.  These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plan," "project," "continuing," "ongoing," "expect," "management believes," "we believe," "we intend" and similar words or phrases.  Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them.  Any forward-looking statements are qualified in their entirety by reference to the risk factors contained in our annual and quarterly reports filed with the Securities and Exchange Commission.

Item 1.01.  Entry into a Material Definitive Agreement.

On July 30, 2010, Broadcast International, Inc. (the “Company”) amended its 6.25% senior secured convertible promissory note (“Note”) and related warrants as explained in the Form 8-k filed July 30, 2010. The amendment provided in part that the Company complete a $6,000,000 capital raise by September 30, 2010.

For no additional consideration, the note holder has extended the due date for the capital raise to October 31, 2010.

The Company has raised $2.3 million of the $6.0 million required by the Note amendment.

If the additional funding is not completed by October 31, 2010, certain provisions of the amendment agreement will be void in that the Maturity Date will revert back to December 21, 2010, the conversion price of the Note becomes the lowest price at which equity securities have been sold, the exercise price of the holder’s warrants becomes the lowest price at which equity securities have been sold, and the number of warrants then outstanding will be determined by the original purchase documents and the Company will not have an obligation to maintain a balance of cash and marketable securities equal to $950,000 .

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 23, 2010.

BROADCAST INTERNATIONAL, INC.

a Utah corporation

By:   /s/ Rodney M. Tiede

Name:

Rodney M. Tiede

Title:

President and Chief Executive Officer

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